Secure Computing Corporation
                               2675 Long Lake Road
                               Roseville, MN 55113


                                November 4, 1996



                              Employment Agreement


         Secure Computing Corporation, a Delaware corporation (the "Company"), and Jeffrey H. Waxman agree as follows:

1.        Positions and Responsibilities

         1.1. You shall serve in the executive capacity as President and Chief Executive Officer and perform the duties customarily associated with such capacity from time to time and at such place or places as the Company shall designate or as shall be appropriate and necessary in connection with such employment.

         1.2. You will, to the best of your ability, devote your full time and best efforts to the performance of your duties hereunder and the business and affairs of the Company.

         1.3. You will duly, punctually and faithfully perform and observe any and all rules and regulations which the Company may now or shall hereafter establish governing the conduct of its business.

         1.4. You have been elected a director of the Company and will be considered for election as Chairman of the Board when that position becomes open.

2.        Term of Employment

         2.1. The term of your employment agreement shall commence on November 4, 1996 and terminate in two years, subject to automatic renewal for successive one-year terms unless either party shall have notified the other in writing not less than 30 days prior to the then current expiration date of this Agreement of such party's determination not to renew this Agreement.

         2.2.     The Company shall have the right, on written notice to you,

                  (a) to terminate your employment immediately at any time for cause, or

                  (b) to terminate your employment at any time after November 4, 1996, or to not renew this Agreement at any time, without cause provided the Company shall be obligated in either case to pay to you as severance pay an amount equal to one year's base salary (or, if greater than one year, base salary for the remainder of the period from the date of termination to November 4, 1998) less applicable taxes and other required withholdings and any amount you may owe to the Company, payable in full immediately upon such termination.

         2.3. For purposes of Section 2.2, you may be terminated for cause if, in the reasonable determination of the Company's Board of Directors, you are convicted of any felony or of any crime involving moral turpitude, or participate in fraud against the Company, or intentionally damage any property of the Company, or wrongfully disclose any trade secrets or other confidential information of the Company to any of its competitors, or materially breach Section 4 of this Agreement or any provisions of the Proprietary Information Agreement (as defined in Section 6 hereof) between you and the Company.

3.        Compensation; Stock Options; Relocation

         3.1. The Company shall pay to you for the services to be rendered hereunder a base salary at an annual rate of $325,000, subject to increase in accordance with the policies of the Company, as determined by its Board of Directors from time to time, payable in installments in accordance with Company policy.

                  (a) The Compensation Committee of the Board of Directors will review the base salary from time to time, no less frequently than annually, and may in its sole discretion adjust the base salary upward, but not downward, to reflect performance, appropriate industry guideline data and other factors.

                  (b) If certain performance goals established from time to time by the Board of Directors of the Company are met, you will be entitled to a cash performance bonus of 75% of base salary, with respect to each fiscal year, prorated for the remainder of fiscal 1996. The amount of such bonus percentage may be increased but not decreased by the Board of Directors of the Company.

         3.2. You shall also be entitled to all rights and benefits for which you shall be eligible under deferred bonus, pension, group insurance, profit-sharing or other Company benefits which may be in force from time to time and provided for the Company's executives generally. In addition, you shall be entitled to a monthly car allowance of up to $1,000, paid separately and not subject to withholding taxes to the extent permitted by law.

         3.3. You will be reimbursed for reasonable expenses incurred on behalf of the Company upon presentation of appropriate receipts.

         3.4.     Stock Options

                  (a) At the present time Secure's Omnibus Stock Plan, under which options have been granted to you, provides that the maximum number of shares of Secure Common Stock subject to options that may be awarded to any one employee in any fiscal year shall not exceed 250,000. The Board of Directors of Secure has approved an amendment to the Omnibus Stock Plan that would increase such number from 250,000 to 750,000, conditional upon stockholder approval at the next annual or special meeting of stockholders. The Board of Directors of Secure agrees that it will recommend approval of such amendment and will solicit proxies for stockholder approval of such amendment. Accordingly, as provided more specifically below, options in excess of 250,000 shares have been approved conditional upon the obtaining of stockholder approval of the amendment to the Omnibus Stock Plan.

                  (b) You have been granted a non-statutory option to purchase 450,000 shares of Secure Common Stock, which is conditional with regard to 200,000 shares upon stockholder approval of the amendment to the Omnibus Stock Plan referred to above. The purchase price per share is $9.75. The option vests over three years at a rate of one-third per year on each of November 4, 1997, 1998 and 1999, i.e. 150,000 per year (of which
                          66,666, 66,667 and 66,667 shares vesting on November 4, 1997, 1998 and 1988, respectively, are conditional upon stockholder approval of the amendment to the Omnibus Stock Plan referred to above). Such option will also immediately vest in full upon the declaration of an "Event" as set forth in Secure's Omnibus Stock Plan; provided, however, that such option shall continue to be conditioned upon stockholder approval as noted above with regard to 200,000 shares if such approval shall not have been obtained prior to the occurrence of such Event.

                  (c) You have also been granted a non-statutory option to purchase up to an additional 300,000 shares of Secure Common Stock at a purchase price per share equal to $9.75. Such option is conditional upon stockholder approval of the amendment to the Omnibus Stock Plan referred to above. The vesting of such option is conditioned upon the occurrence of the following events:

                          (i) If, on or before November 4, 1997, the closing price of a share of Secure Common Stock is $19.75 or more and maintains or exceeds such price for a period of 20 consecutive business days, then the option shall vest as to 100,000 shares of Secure Common Stock.

                          (ii) If, on or before November 4, 1998, the closing price of a share of Secure Common Stock is $29.75 or more and maintains or exceeds such price for a period of 20 consecutive business days, then the option shall vest as to 100,000 shares of Secure Common Stock.

                          (iii) If, on or before November 4, 1999, the closing price of a share of Secure Common Stock is $39.75 or more and maintains or exceeds such price for a period of 20 consecutive business days, then the option shall vest as to 100,000 shares of Secure Common Stock.

                  To the extent that any such event shall not have occurred within the applicable time periods set forth above, then such option shall immediately terminate with respect to the applicable number of shares which have not vested. The per share price targets are subject to appropriate adjustments for stock splits and other changes in the capitalization of Secure, as set forth in the Omnibus Stock Plan.

                  The Company will pay for your direct relocation expenses, including the cost of moving your household goods and closing costs for the sale of your present home and the purchase of a new home, such as real estate brokers' commissions, together with an additional amount of cash sufficient to pay any personal income taxes payable as a result of the Company's payment of your direct relocation expenses. You agree that, within 18 months of the date of this Agreement, you will relocate your residence to the general vicinity of the Company's corporate headquarters. In the interim, the Company will also provide you a furnished apartment, or suitable living quarters, in the general vicinity of the Company's corporate headquarters.

4.       Other Activities During Employment

         4.1. Except as stated herein or with the prior written consent of the Company's Board of Directors, you will not during the term of this Agreement undertake or engage in any other employment, occupation or business enterprise other than ones in which you are a passive investor.

         4.2. Except as permitted by Section 4.3, you will not acquire, assume or participate in, directly or indirectly, any position, investment or interest adverse or antagonistic to the Company, its business or prospects, financial or otherwise, or take any action toward or looking toward any of the foregoing.

         4.3. During the term of your employment by the Company except on behalf of the Company or its subsidiaries, you will not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or otherwise, become or be interested in any other person, corporation, firm, partnership or other entity whatsoever which manufactures, markets, sells, distributes or provides consulting services concerning products or services which compete with those of the Company or any of its subsidiaries. However, nothing in this Section 4.3 shall preclude you from holding less than one percent of the outstanding capital stock of any corporation required to file periodic reports with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the securities of which are listed on any securities exchange, quoted on the National Association of Securities Dealers Automated Quotation System or traded in the over-the-counter market. During the term of your employment with the Company you will also not directly or indirectly intentionally solicit, endeavor to entice away from the Company, or any of its subsidiaries, or otherwise interfere with the relationship of the Company, or any of its subsidiaries with, any person who is employed by or otherwise engaged to perform services for the Company, or any of its subsidiaries (including, but not limited to, any independent sales representatives or organizations), or any person or entity who is, or was within the then most recent 12-month period, a customer or client of the Company, or any of its subsidiaries, whether for your own account or for the account of any other person, corporation, firm, partnership or other entity whatsoever.

5.       Former Employment

         5.1. You represent and warrant that your employment by the Company will not conflict with and will not be constrained by any prior employment or consulting agreement or relationship. You represent and warrant that you do not possess confidential information arising out of prior employment which, in your best judgment, would be utilized in connection with your employment by the Company in the absence of Section 5.2.

         5.2. If, in spite of the second sentence of Section 5.1, you should find that confidential information belonging to any former employer might be usable in connection with the Company's business, you will not intentionally disclose to the Company or use on behalf of the Company any confidential information belonging to any of your former employers; but during your employment by the Company you will use in the performance of your duties all information which is generally known and used by persons with training and experience comparable to your own and all information which is common knowledge in the industry or otherwise legally in the public domain.

6. Proprietary Information and Inventions You agree to be bound by the provisions of the Proprietary Information Agreement dated the date of this Agreement between you and the Company (the "Proprietary Information Agreement").

7.       Post-Employment Consultation

         7.1. Upon the termination or expiration of your employment with the Company pursuant to Section 2.1 or 2.2 above or otherwise, the Company shall have the option to retain you as a consultant by notifying you of its desire to so retain you within seven days of such termination or expiration in writing mailed to you at your last address as it appears in the Company's records. If you are so retained, you shall, during the period for retention notify the Company of any change in address and each subsequent employment (stating the name of and address of the employer and the nature of your position) or business activity in which you engage during such 30 days.

         7.2. If the Company retains you as a consultant, you shall during the period of such retention hold your self available to render consulting services in your area of expertise or special competence for up to 60 days for not more than 80 hours per month, for which the Company shall pay you an amount equal to 50% of your monthly base salary (in addition to any severance payment to which you would be entitled under Section 2.2(b)) obtained under Section 3 at the time of termination of your employment, whether or not you shall be called upon to render any services in any such month. Additionally, if you are retained as a consultant, during the consulting period, the Company will continue to provide you with the Company's basic medical, dental, vision and life insurance coverage in place at that time. Any out-of-pocket expenses including travel, food, lodging and associated costs which your consulting activities for the Company may require will be reimbursed against receipts and vouchers therefor in accordance with the Company's policies in force from time to time.

         7.3. During any period in which you are retained by the Company as a consultant, the Company may terminate your status as a consultant by giving you seven days' written notice, during which seven-day period you shall continue to receive your monthly consulting fee but shall not be obligated to render or hold yourself available to render any consulting services during such period. Thereafter the Company shall have no further liability for consulting fees. All other prohibitions of the Proprietary Information Agreement shall survive termination of your status as a consultant to the extent provided in such Proprietary Information Agreement.

8.       Post Employment Activities

         8.1. In the event and for so long as you are retained as a consultant by the Company pursuant to Section 7 following the termination or expiration of your employment with the Company hereunder, absent the Company's prior written approval upon instructions of its Board of Directors, you will not directly or indirectly engage in activities (similar or reasonably related to those in which you shall have engaged hereunder during the two years immediately preceding the termination or expiration of your employment with the Company) for, nor render services (similar or reasonably related to those which you shall have rendered hereunder during such two years) to, any firm or business organization whether now existing or hereafter established, which manufactures, markets, sells, distributes or provides products or services which compete with those of the Company or any of its subsidiaries on the date of termination of your employment, nor shall you engage in such activities nor render such services to any other person or entity engaged or about to become engaged in such activities to, for or on behalf of any such firm or business organization, or employ any person to engage in any activity which, were it done by you, would violate any provision of the Proprietary Information Agreement or Section 8 hereof.

         8.2. The Company upon instruction of its Board of Directors may give you written approval to engage personally in any activity or render services referred to in Section 8.1 if it secures written assurances (satisfactory to the Company in its sole discretion) from you and from the prospective employer that the integrity of the Proprietary Information Agreement will not in any way be jeopardized by such activities, provided the burden of so establishing the foregoing to the satisfaction of the Company shall be upon you and your prospective employer(s).

         8.3. In the event and for so long as you are retained as a consultant by the Company pursuant to Section 7 following the termination or expiration of your employment with the Company, the provisions of Section 4.3 shall be applicable to you and you shall comply therewith.

9.       Survival   Your duties under the Proprietary Information Agreement and
         Section 8 shall survive termination of your employment with the Company to the extent provided under such Proprietary Information Agreement or
         Section 8 hereof.

10.      Assignment      This Agreement and the rights and obligations of the
         parties hereto shall bind and inure to the benefit of any successor or successors of the Company by way of reorganization, or merger and any assignee of all or substantially all or its business and properties, but, except as to any such successor or assignee of the Company, neither this Agreement nor any rights or benefits hereunder may be assigned by the Company or by you.

11.      Interpretation       In case any one or more of the provisions
         contained in the agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

12.      Notices    Any notice which the Company is required or may desire to
         give to you shall be given by personal delivery or registered or certified mail, return receipt requested, addressed to you at the address of record with the Company, or at such other place as you may from time to time designate in writing. Any notice which you are required or may desire to give to the Company hereunder shall be given by personal delivery or by registered or certified mail, return receipt requested, addressed to the Company at its principal office, or at such other office as the Company may from time to time designate in writing, to the attention of the Chairman of the Compensation Committee. The date of personal delivery or the date of mailing such notice shall be deemed to be the date of delivery thereof.

13.      Waiver     If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provisions of this Agreement.

14.      Complete Agreement; Amendments      The foregoing, together with a
         Proprietary Information Agreement between you and the Company, is the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior understandings, including without limitation that certain draft of offer letter dated October 22, 1996 between the parties which you have executed. This Agreement may not be amended, supplemented, canceled or discharged except by written instrument executed by both parties hereto.

15.      Applicable Law       This agreement has been negotiated in, and shall
         be governed by the laws of, the State of Minnesota, without giving effect to conflict of law principles.

16.      Heading    The heading of the sections hereof are inserted for
         convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.



                                           SECURE COMPUTING CORPORATION


                                           By:  /s/ Stephen M. Puricelli
                                                --------------------------------
                                                Stephen M. Puricelli
                                                Chairman, Compensation Committee


Accepted and agreed as of the
4th day of November, 1996


/s/ Jeffrey H. Waxman
---------------------
Jeffrey H. Waxman